# ARTICLES OF INCORPORATION
# OF
# Sunchip Technology, Inc.

The undersigned, a natural person competent to contract, does hereby make, subscribe and file these Articles of Incorporation for the purpose of organizing a corporation under the laws of the State of Florida.

## ARTICLE I
## CORPORATE NAME

The name of this Corporation shall be: Sunchip Technology, Inc.

## ARTICLE II
## PRINCIPAL OFFICE AND MAILING ADDRESS

The principal office and mailing address of the Corporation is 2501 East Aragon Blvd., Unit 1, Sunrise, FL 33313.

## ARTICLE III
## NATURE OF CORPORATE BUSINESS AND POWERS

The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.

## ARTICLE IV
## CAPITAL STOCK

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be seven hundred million (_700,000,000) shares of Common Stock, par value $.0001 per share and twenty thousand (20,000) shares of Preferred Stock, par value $.0001 per share.

Classes and series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such classes or series of Preferred Stock as adopted by the Board of Directors.

The Corporation shall be authorized and empowered to issue shares of one class or series of the Corporation's Capital Stock as dividends on shares of a different class or series of its Capital Stock.

## ARTICLE V
## TERM OF EXISTENCE

This Corporation shall have perpetual existence.

## ARTICLE VI
## REGISTERED AGENT AND INITIAL REGISTERED OFFICE IN FLORIDA

The Registered Agent and the street address of the initial Registered Office of this Corporation in the State of Florida shall be:

Steven Sanders
7865 Amethyst Lake Pt.
Lake Worth, FL 33467

## ARTICLE VII
## BOARD OF DIRECTORS

This corporation shall have one (1) Director initially.

Ilyssa Suarez
2501 East Aragon Blvd., Unit 1
Sunrise, FL 33313

## ARTICLE VIII
## INCORPORATOR

The name address of the person signing these Articles of Incorporation as the Incorporator is Steven Sanders, 7865 Amethyst Lake Pt., Lake Worth, FL 33467.

## ARTICLE IX
## INDEMNIFICATION

To the fullest extent permitted by the Florida Business Corporation Act, the Corporation shall indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person (i) is or was a director of the Corporation; (ii) is or was serving at the request of the Corporation as a director of another corporation, provided that such person is or was at the time a director of the Corporation; or (ii) is or was serving at the request of the Corporation as an officer of another Corporation, provided that such person is or was at the time a director of the corporation or a director of such other corporation, serving at the request of the Corporation. Unless otherwise expressly prohibited by the Florida Business Corporation Act, and except as otherwise provided in the previous sentence, the Board of Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact

such person is or was an officer, employee or agent of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

## ARTICLE X
## AFFILIATED TRANSACTIONS

This Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

## ARTICLE XI
## CONTROL SHARE ACQUISITIONS

This Corporation expressly elects not to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

IN WITNESS WHEREOF, the undersigned Incorporator has executed the foregoing Articles of Incorporation on the 1st day of August 2013.

Steven Sanders, Incorporator

**CERTIFICATE DESIGNATING REGISTERED AGENT AND OFFICE FOR SERVICE FOR PROCESS**

Sunchip Technology, Inc., a corporation existing under the laws of the State of Florida with its principal office and mailing address at 2501East Aragon Blvd., Unit 1, Sunrise, FL 33313 has named Steven Sanders whose address is 7865 Amethyst Lake Pt., Lake Worth, FL 33467 as its agent to accept service of process within the State of Florida.

ACCEPTANCE:

Having been named to accept service of process for the above-named Corporation, at the place designated in this Certificate, I hereby accept the appointment as Registered Agent, and agree to comply with all applicable provisions of law. In addition, I hereby am familiar with and accept the duties and responsibilities as Registered Agent for said Corporation.

Steven Sanders

SECRETARY OF STATE
DIVISION OF CORPORATIONS
13 AUG -2 PM 3:28

RIDER TO ARTICLES OF INCORPORATION

The Corporation does hereby establish that one-third of the shares or voting interests entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.

FILED
SECRETARY OF STATE
DIVISION OF CORPORATIONS
13 AUG -2 PM 3:28